Exhibit 99.1

            Brooks Automation Announces Completion of Public Offering

    CHELMSFORD, Mass., Dec. 16 /PRNewswire-FirstCall/ -- Brooks Automation, Inc. (Nasdaq: BRKS), which delivers total automation for semiconductor manufacturing, today announced that on December 16, 2003 it completed its previously announced public offering of an aggregate of 6,900,000 shares of its common stock at a price of $19.00 per share, for estimated net proceeds of the offering of approximately $124.1 million. The number of shares sold and the estimated net proceeds of the offering reflect the election of the underwriters in the offering to exercise in full their 30-day option to purchase an additional 900,000 shares to cover over-allotments. All of the shares of common stock were offered pursuant to a shelf registration statement previously filed with the Securities and Exchange Commission and declared effective in October 2003. Credit Suisse First Boston acted as the lead manager for the offering.

    This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

    About Brooks Automation

    Brooks Automation (Nasdaq: BRKS) delivers automation solutions to the global semiconductor and related industries. The Company's factory and tool automation hardware, software and professional services can manage every wafer, reticle and data movement in the fab, helping semiconductor manufacturers improve throughput and yield while reducing both cost and time to market. Brooks products and services are used in virtually every fab in the world. For more information, visit http://www.brooks.com.

    Contact:
     Mark Chung
     Director of Investor Relations
     Brooks Automation, Inc.
     (978) 262-2459
     mark.chung@brooks.com

SOURCE  Brooks Automation, Inc.
    -0-                             12/16/2003
    /CONTACT: Mark Chung, Director of Investor Relations, Brooks Automation, Inc., +1-978-262-2459, mark.chung@brooks.com /
    /Web site:  http://www.brooks.com/
    (BRKS)

CO:  Brooks Automation, Inc.
ST:  Massachusetts
IN:  CPR SEM
SU:  OFR